Exhibit 10.04
May 18, 2004
Sasan Goodarzi
Dear Sasan:
On behalf of the Intuit team, it is with great pleasure that I extend to you this formal offer of employment to join us in the position of Vice President/General Manager, Vertical Business Management Solutions and General Manager, Intuit Distribution Management Systems (IDMS), in Boulder, Colorado reporting directly to Lorrie Norrington, Executive Vice President, Office of the CEO. We have all been impressed and excited by your talents, energy and experience, and are excited about the prospect of you joining our team.
The revised offer will remain open until close of business, Friday, May 21, 2004. The terms of our offer are as follows:
START DATE
We anticipate that you will start employment with Intuit on June 7, 2004 (“Start Date”).
BASE COMPENSATION
For your services, you will be paid an annual base salary of $350,000, payable in bi-weekly installments and in accordance with Intuit’s standard payroll practices.
ANNUAL PERFORMANCE BONUS ELIGIBILITY
You will be eligible to participate in Intuit’s Performance Incentive Plan (“IPT”), a cash incentive compensation program beginning with Intuit’s August 1, 2004 to July 31, 2005 fiscal year. The IPI bonus measurement cycle is the same as Intuit’s fiscal year. Your target percentage under the IPI for Intuit’s 2005 fiscal year ending July 31, 2005 will be 40% of your base salary. Payouts under the IPI are tied to the achievements of Intuit and individual performance and are made to individuals who are employed on the date the IPI payment is made. The actual amount of your award, if any, will be determined in accordance with the terms and conditions outlined in the IPI plan document.
EQUITY
Subject to approval by the Compensation and Organizational Development Committee of Intuit’s Board of Directors or its designee, you will be granted a nonqualified stock option to purchase 60,000 shares of Common Stock of Intuit Inc. These options will be granted to you on your Start Date. The exercise price per share will be equal to the closing price of Intuit’s Common Stock on the Nasdaq National Market on the date of grant. If, however, that is not a trading day, the exercise price per share will be the closing price on the last trading day preceding your Start Date. The options will be subject to the terms of the Intuit Inc. 2002 Equity Incentive Plan. The options will vest over three years as to 33-1/3% of the option shares twelve months from the date of the grant, and as to an additional 2.778% of the option shares monthly thereafter for the next two years, provided you remain employed on the vesting date. The option will have a maximum term of seven years.

NONQUALIFIED DEFERRED COMPENSATION PLAN CONTRIBUTIONS
Intuit will make a fully vested employer contribution of $150,000 on your behalf to the Intuit Inc. Executive Deferred Compensation Plan (the “NQDCP”). Intuit will make this contribution net of required payroll withholding taxes within thirty days following your Start Date.
Provided you remain employed through your one-year anniversary of employment with Intuit, Intuit will make a fully vested employer contribution of $150,000 on your behalf to the NQDCP (the “One-Year Anniversary NQDCP Contribution”). Intuit will make this One-Year Anniversary NQDCP Contribution net of required payroll withholding taxes within thirty days following the first anniversary of your Start Date. Se Separation Benefits below for the effect your termination of Intuit employment within your first year of employment would have on this One-Year Anniversary NQDCP Contribution.
In accordance with the terms and conditions of the NQDCP, you will be able to elect to have these contributions credited with earnings pursuant to the investment alternatives offered under the NQDCP and elect when to take distribution of these contributions and any earnings credited thereon.
INSURANCE
You will be eligible to participate in Intuit’s group health, life and dental insurance plans. Your benefits will become effective on the first day of the month coincident with or following your Start Date.
RELOCATION
You will be eligible for Intuit’s executive relocation benefits under Intuit’s Relocation Policy, plus an additional net of taxes amount of $25,000 in relocation benefits. If you resign from Intuit prior to your first anniversary of employment, you agree to reimburse Intuit for a prorated amount of the relocation benefits paid to or on behalf of you by one-twelfth of every complete month of service after your Start Date.
SEPARATION BENEFITS
In the event of your involuntary termination without Cause within the first year of your employment, Intuit will make the $150,000 One-Year Anniversary NQDCP Contribution on your behalf to the NQDCP payable within 30 days following the date your employment terminates provided you then sign a valid and binding release agreement.
In the event of your involuntary termination without Cause at anytime during your Intuit employment, you will also be entitled to a single lump sum severance payment equal to one year of your then current base salary (less applicable deductions and withholdings) payable within 30 days following the date your employment terminates provided you then sign a valid and binding release agreement.
In the event of your voluntary termination or termination for Cause, you will not be entitled to any portion of the above separation benefits.
For purposes of these separation benefits, the following shall constitute Cause for termination: (i) you have been convicted of a misdemeanor that involves moral turpitude or the embezzlement of property of Intuit or one of its affiliates; (ii) you have been convicted of a felony under the laws of the United States or any state thereof; (iii) your willful misconduct in the performance of your duties as an Intuit employee; (iv) your gross negligence in the performance of your duties as an Intuit employee; or (v) you have persistently failed to follow the lawful instructions of your manager relating to an activity within the scope of your duties. In order for a condition identified in (iv) or (v) to constitute Cause, Intuit shall first have provided you with (A) at least 30 days’ written notice of the alleged actions setting forth with specificity the events or failures complained of and (B) an opportunity to remedy to the reasonable satisfaction of your manager such condition within such 30 day period and you shall have failed to remedy such condition.
VACATION
You will accrue four weeks of vacation during your first year of employment.
SICK DAYS
You will be granted 40 hours of sick leave each calendar year. Your sick leave will accrue at the rate of 1.54 hours per pay period (bi-weekly).
PERFORMANCE/SALARY REVIEWS
Performance and salary reviews are conducted at least once per fiscal year. Your first salary review will be conducted in connection with your performance review for the fiscal year ending July 31, 2005.
BACKGROUND CHECK
This offer, and your employment, is contingent on Intuit’s verification of background information, even if you should begin employment before completion of Intuit’s background check.
CONFIDENTIALITY
This letter confirms our understanding that you are not subject to any employment agreement that would preclude us from offering this position to you or you joining our organization. This also confirms that you will not be asked to disclose to us or utilize any confidential or proprietary information from your prior places of employment, and that you understand that you must not do so. In addition, you will agree to execute and abide by Intuit’s Employee Invention Assignment and Confidentiality Agreement as a condition of employment.
WORK AUTHORIZATION
Federal law requires Intuit to document an employee’s authorization to work in the United States. To comply, Intuit must have a completed Form I-9 for you within three business days of your Start Date. You agree to provide Intuit with documentation required by the Form I-9 to confirm you are authorized to work in the United States. You understand and agree that if you do not comply with this requirement by close of business on the third business day following your Start Date, you will be placed on unpaid leave for up to five days to comply. You further understand and agree that failure to provide the necessary documentation by the end of the leave of absence period will result in termination of employment.
This letter also confirms the understanding that employment at Intuit is at the mutual consent of you and Intuit, and is at-will in nature and can be terminated at anytime for any reason or no reason by yourself or Intuit. This at-will employment relationship can only be modified in writing signed by Intuit’s Senior Vice President of Human Resources.

This letter constitutes the entire agreement between you and Intuit and supersedes any and all prior agreements between the parties regarding employment.
Please review these terms and make sure they are consistent with your understanding. If so, please sign and date both copies of this letter and confirm your Start Date. The original of this letter is for your records.
If you have any questions, please feel free to contact me at (650) 944-6137.
We look forward to you joining the Intuit team.
Sincerely,
/s/ Eric Lane
Eric Lane
Director, Talent Acquisition & Mobility
AGREED AND ACCEPTED:

/s/ Sasan Goodarzi	5/19/04	06/07/04

Sasan Goodarzi	Date	Start Date

To: Sasan Goodarzi
From: Laura Fennell
Date: December 1, 2008
Subject: Amended Employment Agreement
Sasan,
We are excited that you agreed to take on the role of Senior Vice President and President/GM of IFID in Calabasas, CA. The purpose of this memo is to formally document the terms of your employment as initially specified in your May 18, 2004 revised offer letter and the October 9, 2007 memo.
In addition, Intuit has reviewed the terms of your employment, in light of the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and has concluded that certain clarifications are desirable under Section 409A. These changes are intended to bring your employment into documentary compliance with the requirements for administration under Section 409A. Please review the following changes; however, in order to ensure compliance with Section 409A, Intuit must receive a copy of this document, executed by you, not later than December 31, 2008.
The effective date of this promotion was September 10, 2007. Your transfer to IFID became official September 24, 2007. As of September 10, 2007, you also became a Section 16 Insider of Intuit. In your new role, you will continue to report directly to the CEO and will continue to be an at will employee.
Base Salary and Annual Incentive
Effective upon September 10, 2007 (the “Transition Date”), your annual base salary was increased to $540,000. Your annual bonus target percentage was increased to 65%, retroactive to August 1, 2007.
NQDCP Contributions
Within thirty days following October 9, 2007 Intuit made a fully vested employer contribution of $200,000 on your behalf to the Intuit Inc. 2005 Executive Deferred Compensation Plan (the “NQDCP”). This contribution was subject to certain payroll taxes.
Within 30 days following October 9, 2008, Intuit made a second fully vested employer contribution of $200,000 on your behalf to the NQDCP. This contribution was subject to certain payroll taxes.
In accordance with the terms and conditions of the NQDCP, you will be able to elect to have these contributions credited with earnings pursuant to the investment alternatives offered under the NQDCP and to elect when to take distribution of these contributions and any earnings credited thereon.
Equity Awards
As approved by the Compensation and Organizational Development Committee of Intuit’s Board of Directors or its designee, you were granted a nonqualified stock option to purchase 20,000 shares of Common Stock of Intuit Inc. These options were granted to you on the seventh business day of October 2007 (i.e., the seventh business day of the month following your promotion date, as per Intuit’s standard equity granting practice). The exercise price per share will be equal to the closing price of Intuit’s Common Stock on the Nasdaq National Market on the date of grant. If, however, that is not a trading day, the exercise price per share will be the closing price on the last trading day preceding the date of grant. The options will be subject to the terms of the Intuit Inc. 2005 Equity Incentive Plan. The options will vest over three years with 33-1/3% of the option shares vesting twelve months from your Transition Date, and an additional 2.778% of the option shares vesting monthly thereafter for the next two years, provided you remain employed by Intuit Inc. on the vesting dates. The option will have a maximum term of seven years.
Also as approved by the Compensation and Organization Development Committee or its designee, you were granted 10,000 restricted stock units (referred to as “Stock Units” or “SUs”). These Stock Units were granted to you on the seventh business day of October 2007, according to the equity granting practice described above. Provided Intuit achieves the specified revenue and operating income performance hurdles for these Stock Units in FY08, the Stock Units will vest after three years, so long as you remain employed by Intuit Inc. on the vesting date. Your Stock Units and the issuance of the underlying Intuit Inc. Common Stock will be subject to the terms and conditions of your Stock Unit Agreement and the Intuit Inc. 2005 Equity Incentive Plan.
Relocation Assistance
Since this role is based in California, we agreed that you will relocate from Texas under Intuit’s Executive Relocation Policy. Intuit will provide you with mortgage assistance to assist you with the purchase of a home. This mortgage assistance will apply directly towards the repayment of principal and interest, up to a mortgage of $1,200,000. The assistance will be designed to effect an approximate 5% reduction off of your interest rate for the first year of your mortgage, a 4% interest reduction for the second year, a 3% interest reduction for the third year, 2% interest reduction for the fourth year, and a 1% interest reduction for the fifth year. This mortgage assistance will end on the earlier of the fifth year of your mortgage or the date your employment with Intuit ends.
Your relocation benefits will be limited to the terms of the Executive Relocation Policy and the mortgage benefit as described above.
Please note that this special compensation package including this relocation assistance is based on your job moving from Texas to this extremely high cost area in California. In the event of your job moving outside of California on behalf of Intuit, the terms of your compensation and relocation assistance will likely be modified.
Involuntary Termination

The Separation Benefits set forth in your May 18, 2004 revised offer letter remain in place; however, in order to comply with Section 409A, the second paragraph of the “Separation Benefits” section of that letter shall be revised to read in its entirety as follows:
In the event of your involuntary termination without Cause at anytime during your Intuit employment, you will also be entitled to a single lump sum severance payment equal to one year of your then current base salary (less applicable deductions and withholdings) payable within 30 days following the date your employment terminates, provided you have returned to Intuit a signed, valid, binding and irrevocable release agreement that is acceptable to Intuit which release must be delivered within 45 days after the date of such termination of employment.
This memo, your existing stock option agreements and stock unit agreements and your May 18, 2004 revised offer letter set forth the entire agreement between you and Intuit regarding the terms of your employment. You agree to continue to be bound by the Employee Inventions Assignment and Confidentiality Agreement which you signed on June 7, 2004.
Please let me know if you have any questions or concerns.
Understood and Agreed:

/s/ Sasan Goodarzi	12/1/08

Sasan Goodarzi	Date